Exhibit 10.1

CONSULTING & GENERAL RELEASE AGREEMENT

This Consulting & General Release Agreement (the “Agreement”) is entered into by Kenneth S. Grossman (“Grossman”) and Signature Group Holdings, Inc. and its affiliates (collectively “Company”), and is made with knowledge of the facts as set forth in Paragraphs 1 through 12 below:

FACTUAL RECITALS

1. Grossman and Company entered into an Employment Agreement as of August 2, 2011, providing that Company would employ Grossman as its President under the terms provided therein (the “Employment Agreement”).

2. On February 8, 2012, Grossman provided Company with written notice that Grossman was voluntarily resigning his employment with Company, effective April 30, 2012.

3. On February 8, 2012, Company accepted Grossman’s voluntary resignation of employment from Company, effective April 30, 2012.

4. On or before April 30, 2012, Company shall issue to Grossman a final paycheck, including for Grossman’s accrued but unused vacation time. Provided that the final paycheck is accurate in its amount, Grossman hereby acknowledges that Grossman will have received all wages, salary, commissions, bonuses, expenses, and benefits to which Grossman was lawfully entitled arising from Grossman’s employment with Company, including Grossman’s Employment Agreement. Accordingly, provided that the final paycheck is accurate in its amount, Grossman hereby acknowledges and agrees that no additional earned wages, salary, commissions, bonuses, expenses, or benefits will be due or owing to Grossman for any period of Grossman’s employment with Company, as distinct from those payments and benefits as provided in this Agreement. Consequently, California Labor Code Section 206.5 is not applicable to the resolution of this matter by the parties hereto. Section 206.5 provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wage has been made.

5. Grossman acknowledges that, by reason of Grossman’s position with Company, Grossman has been given access to business plans, financial information, and similar confidential and proprietary materials and information regarding the Company’s business and financial affairs. Grossman represents that, to the best of Grossman’s ability and to the best of Grossman’s knowledge, Grossman has held all such information confidential and will continue to do so, and that, except in the pursuit of capital deployment and acquisition opportunities on behalf of Company, for which Company-approved confidentiality agreements will be secured with the counterparty, Grossman will not publish or disclose and will not use such information and relationships for any business (which term herein includes a partnership, firm, corporation or any other entity) without the prior written consent of Company.

6. Upon the expiration of the revocation period provided in Paragraph 22 below without this Agreement being so revoked, Grossman and Company acknowledge that any employment relationship between them shall terminate effective as of April 30, 2012, as a result of Grossman’s voluntary resignation, and that they have no further employment or other relationship except as may arise out of this Agreement and that Grossman waives any right or claim to reinstatement as an employee of Company and will not seek employment in the future with Company or any Releasee (as defined in Paragraph 17 below).

7. Grossman has had the opportunity to make a full disclosure of any violations of law, illegal conduct, or unethical conduct allegedly committed by Company or Company’s employees and agents. Grossman is not aware that any such violation or conduct has occurred and, therefore, has made no such report.

8. Company has not made any representation to Grossman regarding the legal or tax consequences of any funds received pursuant to this Agreement.

9. Grossman represents that he has not sustained any work-related injury or illness during Grossman’s employment with Company, and that Grossman has not filed any and has no intention of filing a claim for workers’ compensation benefits arising out of, or in the course of, Grossman’s employment with Company.

10. Grossman was first presented with this Agreement on February 4, 2012.

11. The parties hereto desire to resolve all pending and potential actions and issues related to Grossman’s employment with, and resignation from, Company, as well as any other potential actions and issues, without the further expenditure of time or expense of litigation and, for that reason, have entered into this Agreement. This Agreement is a full release and settlement of all claims asserted or which could have been asserted by the parties hereto.

12. While this Agreement resolves all issues between the parties, as well as any future effects of any acts or omissions, it does not constitute an admission by Company or by Grossman of any violation of federal, state, or local law, ordinance or regulation or of any violation of Company’s policies, procedures, or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by Company or by Grossman.

AGREED-UPON TERMS AND CONDITIONS

Now, therefore, with full knowledge and agreement as to the facts set forth above, the parties to this Agreement agree as follows:

13. Grossman shall provide advice and consultation (“Consulting Services”) to the Company’s Chief Executive Officer (“CEO”) on such matters as requested by the CEO from time to time, consistent with Grossman’s historic services to Company and Grossman’s skills and abilities, in a reasonable, timely, and clear manner. The Consulting Services shall include, but shall not be limited to, actively seeking to identify acquisition and capital deployment opportunities for Company. In providing said Consulting Services, Grossman and Company intend that Grossman shall be an independent contractor to Company, and not an employee, agent, joint venturer, or partner of Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and Grossman. Grossman is not subject to daily supervision by Company concerning how, when and in what order Grossman’s consulting services are to be performed, and will not be required to undergo training in any particular manner or method of performance by Company. Grossman is free at all times to conduct his business in such manner as he sees fit, including through the provision of employment with, or consulting services to, other entities. Grossman may allocate whatever portion of his time to providing the requested Consulting Services to Company as he may deem proper, and may operate on his own schedule and on a non-exclusive basis with Company. Grossman is not entitled to participate in any employee benefits plans provided by Company, including, but not limited to, group health insurance, vacation pay, sick pay, and any profit sharing plan, other than as may be available through COBRA.

14. In exchange for the Consulting Services, in consideration of the covenants undertaken and releases given herein by Grossman, and in full satisfaction of any and all obligations of Company under the Employment Agreement, Company shall pay to Grossman a monthly fee of $25,000.00, for a period of 24 months, beginning May 1, 2012 and ending April 30, 2014, with such payments being reported at year’s end via Form 1099. Grossman shall be responsible for the payment of all taxes due on this monthly fee, and Company shall not be liable for any taxes due to any federal, state or local authority as a result of the payment of this monthly fee. In addition, in the event Grossman identifies acquisition, capital deployment and/or similar opportunities for Company, then the CEO shall recommend to Company’s Board of Directors a reasonable fee to be paid to Grossman for each such opportunity. Company’s Board of Directors shall retain all discretion to approve, reject, or modify the CEO’s recommended fee. Nothing contained herein shall limit Grossman’s ability to receive compensation from any third party in connection with any such opportunity or transaction, provided that Grossman shall advise Company’s CEO of the terms and conditions by which Grossman is eligible to receive compensation from such third party, in which case Grossman shall not be eligible to receive a Company-paid fee in connection with such opportunity or transaction. Company shall reimburse Grossman for customary and reasonable expenses incurred by Grossman in furtherance Grossman’s Consulting Services to Company consistent with Company’s past practices as to executives and including, but not limited to, travel, meals, conference call service, and other reasonable and necessary services utilized and expenses incurred in connection with Grossman’s Consulting Services to Company, provided that any expense in excess of Two Hundred Fifty Dollars ($250.00) must by approved in advance by Company. In addition, provided that Grossman elects to continue benefits coverage under COBRA, and for so long as Grossman continues COBRA continuation coverage, Grossman shall pay the portion of the COBRA premiums equal to the amount Grossman would have contributed for the same coverage if Grossman were an active employee of Company, and Company shall be responsible for paying the remaining portion of Grossman’s COBRA premiums. The Consulting Services may be terminated by Grossman upon 60 days’ written notice to Company’s CEO, and, upon such termination, no further payment or benefits hereunder will be due or payable by Company to Grossman.

15. Notwithstanding Grossman’s voluntary resignation, Grossman’s 2,923,000 non-qualified stock options and 492,224 shares of restricted common stock shall continue to be subject to the terms and conditions of the Non-Qualified Stock Option Agreement (attached as Exhibit B to the Employment Agreement and as amended on December 6, 2011) and the Restricted Stock Award Agreement (attached as Exhibit C to the Employment Agreement), as if Grossman had been terminated by Company without cause pursuant to Section 4.1.5 of the Employment Agreement.

16. Grossman shall provide CEO with quarterly reports of Grossman’s Consulting Services to Company. Company shall be absolved of its obligation to make any future payments to Grossman in the event that either: (a) Grossman fails to provide Consulting Services in accordance with the terms of this Agreement; or (b) any of the following shall occur as reasonably determined by Company’s Board of Directors: (i) Grossman’s conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty; or (ii) Grossman’s willfully engaging in misconduct in the performance of his duties under this Agreement for Company (including theft, fraud, embezzlement, and securities law violations, or a violation of Company’s Code of Conduct or other written policies, if such Code of Conduct or other written policies are applicable to independent contractors) that is injurious to Company, monetarily or otherwise.

17. Except for those obligations created by or arising out of this Agreement, and for other good and valuable consideration provided herein, the receipt of which is hereby acknowledged by Grossman, Grossman hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Company, its divisions, subsidiaries, partnerships, parent, affiliated corporations, or other related entities, past and present, and each of them, as well as their directors, officers, shareholders, partners, members, representatives, assignees, successors, business managers, marital community, agents, contractors, insurers, attorneys, and employees, past and present, and each of them (individually and collectively, “Releasees”) from and with respect to any and all claims, wages, agreements, obligations, contracts, demands and causes of action, known or unknown, suspected or unsuspected, concealed or hidden, including, without limiting the generality of the foregoing, any claim for severance pay, overtime, commissions, bonus, contingent compensation or similar benefit, sick leave, stock, stock options, phantom stock, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability, liquidated damages, penalties, interest, costs, attorneys’ fees, or any other occurrences, acts or omissions whatever, known or unknown, suspected or unsuspected, concealed or hidden, resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (29 U.S.C. Section 621 et seq.), the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act, the California Constitution, the California Government Code, the California Labor Code, the California Civil Code, the California Business & Professions Code, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance, provided, however, that Grossman does not waive or release any claim or right he may have to seek indemnity from Company under California Labor Code Section 2802 or similar statute or law.

18. Except for those obligations created by or arising out of this Agreement, and except as provided below, Company hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, Grossman from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, concealed or hidden, arising out of, related to, or in any way connected with Grossman’s employment relationship with or termination from Company, or any other occurrences, actions, omissions or claims whatever, known or unknown, suspected or unsuspected, concealed or hidden, which Company now owns or holds or has at any time heretofore owned or held as against Grossman, provided, however, that such release of Grossman shall not extend to any claims, known or unknown, suspected or unsuspected, against Grossman which arise out of facts which are finally adjudged by a court of competent jurisdiction to be a willful breach of fiduciary duty or a crime under any federal, state, or local statute, law, ordinance or regulation, or which are based upon facts which give rise to a recovery by Company under any applicable policies of insurance solely as a result of actions or omissions by Grossman and as to which the insurer has a right to subrogation against Grossman.

19. With respect to the releases by each side set forth above, Grossman and Company each hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Grossman and Company each acknowledges that it may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, with respect to the releases by each side set forth above, Grossman and Company each hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Grossman and Company each acknowledges that it understands the significance and consequence of such release and such specific waiver of Section 1542. In addition, to ensure that this Agreement is fully enforceable in accordance with its terms, Grossman and Company each agrees to waive any protection that may exist under any comparable or similar statute and under any principle of common law of any and all states.

20. This Agreement will have no effect whatsoever on any rights Grossman has or may have in the future to collect benefits under any Company pension plan or any Company 401k plan for which Grossman may be eligible, or to roll over those monies into an Individual Retirement Account. Any such benefits shall be payable (or not payable) or rolled over in exactly the same manner, on exactly the same terms, and under exactly the same conditions, as though this Agreement had never been entered into.

21. Grossman will not engage in or assist in any litigation against Company relating to anything occurring prior to the effective date of this Agreement, except as compelled by order of a court or as necessary to participate in an investigation or proceeding conducted by the California Department of Fair Employment and Housing (“DFEH”), United States Equal Employment Opportunity Commission (“EEOC”) , or other governmental agency. Grossman further acknowledges and understands that this Agreement does not prohibit Grossman from filing an administrative charge or claim with: (a) the EEOC, DFEH, or any other state or local agency authorized by the EEOC to accept such charge or claim; or (b) the National Labor Relations Board. This Agreement does, however, preclude Grossman from receiving any monetary, injunctive, or other personal relief related in whole or in part to claims released in this Agreement. Should any individual or entity who is not subject to this Agreement bring an administrative charge, claim, or action against Company or any Releasee that results in assignable recovery or relief for Grossman, Grossman waives any right to such recovery or relief and specifically assigns to Company and/or any Releasee, as the case may be, the right to any such recovery or relief arising from such proceeding. Grossman further agrees that, during the time Grossman is receiving compensation and/or COBRA assistance pursuant to this Agreement: (x) he will not initiate, promote, conduct or support a proxy contest that is adverse to the Company or that challenges a slate of directors nominated by the Company’s Board of Directors; and (y) he will vote his shares in support of the slate of directors nominated by Company’s Board of Directors at the 2012 Annual Meeting of Shareholders. Grossman agrees to cooperate with Company and to execute such documents as may be necessary to effect and enforce his obligation to vote the shares of Company common stock that he owns, whether beneficially or of record, at the 2012 Annual Meeting of Shareholders. Except as provided above, nothing herein shall constitute a limitation on Grossman’s ability to vote his shares or to communicate with other shareholders. Grossman agrees that he will not sell or otherwise transfer any of his shares of Company common stock without having any such transferee agree to comply with his obligations pursuant to subpart (y) of this Paragraph of the Agreement.

22. Grossman shall have twenty-one (21) days from the date Grossman receives this Agreement in which to consider and sign this Agreement. Any changes, whether material or immaterial, made to this Agreement after it was first presented to Grossman shall not restart the running of the 21-day consideration period. Grossman is hereby advised to consult with an attorney. If Grossman agrees to all the provisions of this Agreement, Grossman shall return the executed original of this Agreement to Company’s CEO. Grossman shall have seven (7) days from the date Grossman signs the Agreement within which to revoke the Agreement, and any such revocation of the Agreement must be in writing and hand delivered during the revocation period to Company’s CEO.

23. Grossman agrees that the terms and conditions of this Agreement shall remain strictly confidential as between the parties and Grossman shall not disclose them to any other person, other than Grossman’s legal and financial advisors. Grossman will not make any disparaging statements or remarks in any medium about Company, any of its employees or its Board of Directors, policies, and/or any of its services and products. Similarly, Company shall take reasonable steps to ensure that its Officers and Directors shall not make any disparaging statements or remarks in any medium about Grossman reasonably likely to harm his business or personal reputation. Company and Grossman shall work together in good faith on the content of a Company announcement to Company personnel and a press release to the public regarding Grossman’s separation from employment with the Company.

24. Payment of the consideration set forth in Paragraph 14 above is conditioned upon Grossman first returning all Employer Property (as defined below) and submission of all business expense reports in a satisfactory and reasonable manner as required by Company’s policies and practices. “Employer Property” includes, but is not limited to, any assigned vehicles, office and building keys, card keys, credit cards, calling and telephone charge cards, PC systems, laptops, cellular telephones, e-mail and voice mail passwords, all originals and copies of Company products and documents, all originals and copies of customer lists, product lists, and/or any other property belonging to Company.

25. In order to allow a smooth transition and not disrupt Company’s business operations following Grossman’s separation, upon Company’s request, Grossman agrees to provide Company with specific operations information and/or any other information Company deems necessary within a reasonable, timely, and clear manner. Grossman also agrees that now and in the future Grossman will truthfully cooperate and honestly assist Company, to the best of Grossman’s ability, in the event of litigation or claims involving Company or its Releasees, as it concerns any subject matter within the scope of Grossman’s employment with Company. While Grossman’s agreement to cooperate and assist in this regard is supported by the consideration set forth in Paragraph 14 above, to the extent Grossman is required to assist Company in this manner, Company will reimburse Grossman for reasonable out-of-pocket expenses associated with Grossman’s assistance.

26. Grossman agrees to pay any federal or state taxes remaining due that may be required to be paid with respect to this Agreement and agrees to indemnify and hold Company and all Releasees harmless for any of Grossman’s personal tax liability whatsoever.

27. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable. This Agreement is an integrated Agreement and is the entire Agreement of the parties. It supersedes the Employment Agreement and all prior negotiations and all agreements, whether written or oral, except that Section 5 of the Employment Agreement shall survive this Agreement and shall remain in full force and effect. This Agreement may be modified only by a writing signed by all the parties. This Agreement may be executed in counterparts. Any copy or facsimile of this Agreement shall be as effective as an original.

28. After execution of this Agreement, Company may, but is not required to, present for approval to the Workers’ Compensation Appeals Board an appropriate stipulation or compromise and release extinguishing any and all rights or claims Grossman may have under applicable workers’ compensation provisions. Grossman will cooperate fully in the execution of this documentation.

29. Any dispute or controversy between Grossman, on the one hand, and Company (or any other Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, or otherwise in any way arising out of, related to, or connected with Grossman’s employment with Company or the termination of Grossman’s employment with Company, shall be resolved through final and binding arbitration in Los Angeles, California, pursuant to California Civil Procedure Code §§ 1282-1284.2, with the exception of Sections 1283 and 1283.05. If the parties cannot agree on an arbitrator within 30 days of either side’s written notice of intent to arbitrate, the matter shall be submitted to the Los Angeles office of JAMS (or its successor) and an arbitrator shall be selected or appointed in accordance with JAMS rules for selection/appointment of an arbitrator for employment disputes. In the event of such arbitration, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including attorneys’ fees. Company and Grossman shall equally advance and share all costs of the arbitration, including, but not limited to, the arbitrator’s fees, court reporter fees, and any and all other administrative costs of the arbitration. Unless otherwise agreed to by the parties, the arbitration shall otherwise be governed by JAMS’ then-current rules for the arbitration of employment disputes. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator. The parties agree that each will submit to any federal or state court of appropriate jurisdiction located in Los Angeles, California, for purposes of compelling arbitration pursuant to this Paragraph, or to enforce any interim or final award entered into by the arbitrator. The arbitrator shall have no power to add to, subtract from, or modify in any way, the terms of this Agreement.

30. The undersigned acknowledge that they have read this Agreement, that they have had opportunity to consult with an attorney, that they have had a reasonable amount of time to consider this Agreement, that they fully understand and appreciate its meaning, and that it includes a full and final release and settlement of all claims, whether such claims are currently known or not, as of the date of signing that the parties hereto may have against one another, and they voluntarily sign it.

31. Company agrees that it shall pay attorneys’ fees and costs actually incurred by Grossman in connection with the review and negotiation of this Agreement up to and not to exceed Ten Thousand Dollars ($10,000.00).

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EXECUTED this 8th day of February, 2012, at New York, New York.

/s/ Kenneth S. Grossman
Kenneth S. Grossman

Approved as to content and form:

COOLEY LLP
Seth Rafkind, Esq.

By	/s/ Seth Rafking
Seth Rafking, Esq.
Attorneys for Kenneth S. Grossman

SIGNATURE GROUP HOLDINGS, INC.

/s/ Craig Forrest Noell
Craig Forrest Noell, Chief Executive Officer

Approved as to content and form:

SWERDLOW FLORENCE SANCHEZ SWERDLOW & WIMMER
A Law Corporation
David A. Wimmer, Esq.

By	/s/ David A. Wimmer
David A. Wimmer, Esq.
Attorneys for Signature Group Holdings, Inc.

ACKNOWLEDGMENT AND WAIVER

I, Kenneth S. Grossman, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and knowingly and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period. I have not been induced to sign this Agreement prior to the expiration of the 21-day period through fraud, misrepresentation, threat to withdraw or alter the Agreement prior to the expiration of the 21-day period, or by providing different terms to me if I choose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of California, State of New York, and the United States of America that the foregoing is true and correct.

EXECUTED this 8th day of February, 2012, at New York, New York.

/s/ Kenneth S. Grossman
Kenneth S. Grossman